As filed with the Securities and Exchange Commission on February 9, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ENERGY CONVERSION DEVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	38-1749884
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
3800 Lapeer Road
Auburn Hills, Michigan 48326
(248) 475-0100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Energy Conversion Devices, Inc. 2010 Omnibus Incentive Compensation Plan
(Full title of the plans)

Jay B. Knoll, Esq.	Copies to:
Executive Vice President, General Counsel and Chief Administrative Officer 3800 Lapeer Road Auburn Hills, Michigan 48326 (248) 475-0100	W. Andrew Jack, Esq. Covington & Burling LLP 1201 Pennsylvania Avenue, NW Washington, DC 20004 (202) 662-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
			Maximum	Maximum	Amount of
	Amount to Be		Offering Price	Aggregate	Registration
Title of Securities to Be Registered	Registered (1)		per Share (6)	Offering Price	Fee
Common Stock, par value $0.01 per share	112,300	(2)	$4.51	$506,473.00	$58.80
Common Stock, par value $0.01 per share	505,634	(3)	$4.51	$2,280,409.34	$264.76
Common Stock, par value $0.01 per share	818,490	(4)	$0	$0	$0 (7)
Common Stock, par value $0.01 per share	4,100,000	(5)	$4.51	$18,491,000.00	$2,146.81
Total	5,536,424 shares		—	$21,277,882.34	$2,470.36

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Represents 112,300 shares of Common Stock reserved for future issuance under the Energy Conversion Devices, Inc. 2010 Omnibus Incentive Compensation Plan that were previously registered by the registrant under a Registration Statement on Form S-8 (Registration No. 33-92918) filed with the Securities and Exchange Commission on May 31, 1995. See “Explanatory Note.”

(3)
Represents 505,634 shares of Common Stock reserved for future issuance under the Energy Conversion Devices, Inc. 2010 Omnibus Incentive Compensation Plan that were previously registered by the registrant under a Registration Statement on Form S-8 (Registration No. 333-84398) filed with the Securities and Exchange Commission on March 15, 2002. See “Explanatory Note.”

(4)
Represents 818,490 shares of Common Stock reserved for future issuance under the Energy Conversion Devices, Inc. 2010 Omnibus Incentive Compensation Plan that were previously registered by the registrant under a Registration Statement on Form S-8 (Registration No. 333-142061) filed with the Securities and Exchange Commission on April 12, 2007. See “Explanatory Note.”

(5)	Represents 4,100,000 shares of Common Stock reserved for future issuance under the Energy Conversion Devices, Inc. 2010 Omnibus Incentive Compensation Plan.

(6)
The actual offering price per share will be determined in accordance with the terms of the Plan. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low prices reported for Energy Conversion Devices common stock on the NASDAQ on February 8, 2011.

(7)	The required registration fee was previously paid with respect to 818,490 shares of Common Stock that are being carried forward to this Registration Statement. See “Explanatory Note.”

EXPLANATORY NOTE
This Registration Statement registers shares of common stock, par value $0.01 per share, of Energy Conversion Devices, Inc. (“Common Stock”) consisting of (i) 112,300 shares of Common Stock reserved for future issuance under the Energy Conversion Devices, Inc. 2010 Omnibus Incentive Compensation Plan that were previously registered by the registrant under a Registration Statement on Form S-8 (Registration No. 33-92918) filed with the Securities and Exchange Commission on May 31, 1995 (the “1995 Registration Statement”), (ii) 505,634 shares of Common Stock reserved for future issuance under the Energy Conversion Devices, Inc. 2010 Omnibus Incentive Compensation Plan that were previously registered by the registrant under a Registration Statement on Form S-8 (Registration No. 333-84398) filed with the Securities and Exchange Commission on March 15, 2002 (the “2002 Registration Statement”), (iii) 818,490 shares of Common Stock reserved for future issuance under the Energy Conversion Devices, Inc. 2010 Omnibus Incentive Compensation Plan that were previously registered by the registrant under a Registration Statement on Form S-8 (Registration No. 333-142061) filed with the Securities and Exchange Commission on April 17, 2007 (the “2007 Registration Statement”) and for which the registrant paid the required registration fee, and (iv) 4,100,000 shares of Common Stock reserved for future issuance under the Energy Conversion Devices, Inc. 2010 Omnibus Incentive Compensation Plan.
The registrant has concurrently filed a Post-Effective Amendment to the 1995 Registration Statement deregistering the 112,300 shares of Common Stock registered but not yet sold thereunder, 2002 Registration Statement deregistering the 505,634 shares of Common Stock registered but not yet sold thereunder, and a Post-Effective Amendment to the 2007 Registration Statement deregistering the 818,490 shares of Common Stock registered but not yet sold thereunder and carrying forward the registration fee paid for such shares previously registered by the registrant under the 2007 Registration Statement. The Post-Effective Amendments are filed pursuant to Instruction E to the General Instructions to Form S-8 and interpretations of the Division of Corporation Finance of the Securities and Exchange Commission.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
A prospectus setting forth the information requested by this Item will be sent or given to participants in the plan covered by this registration statement (the “Registration Statement”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
Item 2. Registration Information and Employee Plan Annual Information.
A prospectus setting forth the information requested by this Item is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Energy Conversion Devices, Inc. (“ECD”) is subject to the informational and reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC. The following documents, which are on file with the SEC, are incorporated in this Registration Statement by reference:
•	ECD’s annual report on Form 10-K for the year ended June 30, 2010, filed with the SEC on August 31, 2010;
•	ECD’s quarterly reports on Form 10-Q for the quarters ended September 30, 2010 and December 31, 2010, filed with the SEC on November 9, 2010 and February 9, 2011 respectively;
•
ECD’s current reports on Form 8-K, filed with the SEC on August 9, 2010, September 13, 2010, September 17, 2010, October 5, 2010, October 6, 2010, November 12, 2010, December 17, 2010, December 30, 2010 and January 12, 2011; and

•
ECD’s description of the common stock of ECD included in ECD’s Registration Statement on Form 8-A filed on October 5, 2009, and any amendment or report we may file with the SEC for the purpose of updating such description.

All documents subsequently filed by ECD pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document or any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or statement contained therein that is or is also deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed on Form 8-K.
ECD promptly will provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the Company at 3800 Lapeer Road, Auburn Hills, Michigan, 48326, telephone number (248) 299-6060 (Attention: Ghazaleh Koefod, Assistant Secretary).
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Article Seven of our certificate of incorporation generally provides that we will be obligated to indemnify our officers and directors to the fullest extent permitted by Delaware law.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Eight of our certificate of incorporation provides that no director will be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of such Article Eight may not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of such policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having served as our directors or officers.
Item 8. Exhibits.
See the attached Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings.
1. Item 512(a) of Regulation S-K. The undersigned ECD hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by ECD pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned ECD hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of ECD’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ECD pursuant to the foregoing provisions, or otherwise, ECD has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ECD of expenses incurred or paid by a director, officer or controlling person of ECD in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, ECD will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Auburn Hills, Michigan, on February 8, 2011.

ENERGY CONVERSION DEVICES, INC.
By:	/s/ Mark D. Morelli
Mark D. Morelli
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay B. Knoll and Ghazaleh Koefod, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things in our names in the capacities indicated below which they may deem necessary or advisable to enable ECD to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of Common Stock to be issued and sold under the Energy Conversion Devices, Inc. 2010 Omnibus Incentive Compensation Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below this Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ Mark D. Morelli Mark D. Morelli	President, Chief Executive Officer and Director (Principal Executive Officer)	Date: February 8, 2011

/s/ William C. Andrews William C. Andrews	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	Date: February 8, 2011

/s/ Joseph A. Avila Joseph A. Avila	Director	Date: February 8, 2011

/s/ Alan E. Barton Alan E. Barton	Director	Date: February 8, 2011

/s/ Robert I. Frey Robert I. Frey	Director	Date: February 8, 2011

/s/ William J. Ketelhut William J. Ketelhut	Director	Date: February 8, 2011

/s/ Stephen Rabinowitz Stephen Rabinowitz	Director	Date: February 8, 2011

/s/ George A. Schreiber, Jr. George A. Schreiber, Jr.	Director	Date: February 8, 2011

II-1

EXHIBIT INDEX

Exhibit
Number	Description

4.1	The Energy Conversion Devices, Inc. 2010 Omnibus Incentive Compensation Plan (filed as Exhibit 10.1 to ECD’s Current Report on Form 8-K dated January 12, 2011 and incorporated herein by reference)

5.1	Opinion of Jay B. Knoll, General Counsel of ECD

23.1	Consent of Grant Thornton LLP (independent registered public accounting firm since November 14, 2003)

23.2	Consent of Opinion of Jay B. Knoll, General Counsel of ECD (included in Exhibit 5.1)

24.1	Power of Attorney (see the signature page of this Form S-8)